UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2007

SILICON STORAGE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

California	000-26944	77-0225590
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1171 Sonora Court
Sunnyvale, California		94086
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 735-9110

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)  Departure of Principal Financial and Accounting Officer

On January 10, 2007, Silicon Storage Technology, Inc. filed a Current Report on Form 8-K to report that on January 4, 2007, Arthur O. Whipple, our Vice President Finance, Chief Financial Officer and Secretary, had submitted his resignation. Mr. Whipple continued to serve as our Vice President Finance, Chief Financial Officer and Secretary until his departure on February 9, 2007.

(c) Appointment of Principal Financial and Accounting Officer

On February 12, 2007, we appointed William R. Kinzie, our current Corporate Controller, as our acting Chief Financial Officer. We have commenced an executive search for a new chief financial officer and expect Mr. Kinzie will serve in this capacity until a new chief financial officer is appointed.

William Kinzie, 60, has served as our Corporate Controller since December 2005. From February 2001 to December 2005, Mr. Kinzie was employed by OK International, Inc., a manufacturer and distributor of manufacturing tools and a subsidiary of Dover Corporation, as Vice President of Finance. From June 1998 to February 2001, Mr. Kinzie was employed by TAB Products, a records and information management company, as Corporate Controller and Chief Accounting Officer. Prior to June 1998, Mr. Kinzie held various senior level accounting and finance related positions throughout his career. Mr. Kinzie received a B.S. in Accounting from California State University, Chico.

In connection with his appointment as acting Chief Financial Officer we will enter into an indemnity agreement with Mr. Kinzie. We have entered into indemnity agreements with each of our executive officers and directors which provide, among other things, that we will indemnify these persons, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as our director, officer or agent, and otherwise to the full extent permitted under California law and our bylaws.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  February 13, 2007

SILICON STORAGE TECHNOLOGY, INC.

By:	/s/	Bing Yeh
Bing Yeh
President and Chief Executive Officer